UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
December 10, 2010 (December 6, 2010)

COVENTRY HEALTH CARE, INC.
(Exact name of registrant as specified in its charter).

Delaware	1-16477	52-2073000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6705 Rockledge Drive, Suite 900, Bethesda, Maryland 20817
(Address of principal executive offices) (Zip Code)

(301) 581-0600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre–commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre–commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 - OTHER EVENTS

Item 8.01 - Other Events

On December 6, 2010, First Health Group Corp. (“FHGC”), a subsidiary of Coventry Health Care, Inc. (“Coventry”), entered into a Memorandum of Understanding with attorneys representing the plaintiffs and the class setting forth the settlement terms of the class action lawsuit filed in Louisiana state court against FHGC and certain payors and described in detail in Coventry’s Form 10-Q for the quarterly period ended September 30, 2010 (the “Form 10-Q”).  The Memorandum of Understanding provides that subject to the execution of a settlement agreement acceptable to FHGC and final non-appealable approval of such settlement by the Louisiana state court, FHGC will pay $150.5 million to resolve claims for which Coventry in July 2010 announced a pre-tax charge of $278 million.  In addition, Coventry will assign to the class certain rights it has to the proceeds of FHGC’s insurance policies relating to the claims asserted by the class. Pursuant to the Memorandum of Understanding, the parties have also agreed to request that the appropriate courts stay all related proceedings and consideration of any pending appellate writ applications and to stay the effect of any outstanding judgments until the settlement agreement is prepared, executed and receives final court approval.

As described in the Form 10-Q, the lawsuit alleged that FHGC violated Louisiana’s Any Willing Provider Act (the “Act”), which requires a payor accessing a preferred provider network contract to give a one-time notice 30 days before that payor uses the discount rate in the preferred provider network contract to pay the provider for services rendered to a member insured under that payor’s health benefit plan.  After the Louisiana state court class action had been filed, FHGC and certain payors who access FHGC’s provider contracts,  filed suit in federal  district court against the same four provider plaintiffs who filed the state court class action, seeking a declaratory judgment that FHGC’s contracts are valid and enforceable; that its contracts are not subject to the Act because the Act does not apply to medical services rendered to injured workers; and that FHGC is exempt from the notice requirements of the Act.  The federal district court granted judgment in favor of FHGC.

Despite the federal court’s judgment and subsequent order enjoining them from pursuing any claim under the Act against FHGC, the plaintiffs continued to pursue their state court class action against FHGC and filed a motion for partial summary judgment seeking damages of $2,000 for each provider visit where the provider was not given a benefit identification card at the time the service was performed. The state trial court granted the plaintiffs’ motion and entered judgment against FHGC for $262 million.

FHGC’s appeal of the partial summary judgment order to the state’s intermediate appellate court was denied.  FHGC has filed an application for a writ of appeal with the Louisiana Supreme Court with respect to the partial summary judgment order.  The decision to grant or deny the application for a writ of appeal is at the discretion of the Louisiana Supreme Court.  The application is still pending before the Louisiana Supreme Court.

As a result of the Louisiana appellate court’s decision on July 1, 2010 to affirm the state trial court’s summary judgment order, Coventry recorded a $278 million pre-tax charge to earnings during the second quarter of 2010.  This amount represents the $262 million judgment amount plus post judgment interest.  Coventry has accrued for legal fees expected to be incurred related to this case as well as post judgment interest subsequent to the second quarter charge and will continue to accrue post judgment interest until a final non-appealable court approval of the settlement has been obtained.

In exchange for the settlement payment by FHGC, class members will release FHGC and all of its affiliates and clients for any claims relating in any way to re-pricing, payment for, or reimbursement of a workers’ compensation bill, including but not limited to claims under the Act. Plaintiffs have also agreed to a notice procedure that FHGC may follow in the future to comply with the Act. As noted, the Memorandum of Understanding is contingent upon the execution of a definitive settlement agreement acceptable to FHGC.  Under Louisiana law, once the parties have executed such a settlement agreement, they must apply to the court for approval of the settlement following a court-supervised process of notice to the class and an opportunity for the class to be heard about the fairness of the settlement or exclude themselves from the settlement.  FHGC expects to be able to arrive at such a definitive settlement agreement in the next 30 days.

This Current Report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are defined as statements that are not historical facts and include those statements relating to future events or future financial performance, including statements contained herein related to the expectations of entering into a settlement agreement, its terms and timing.  Actual performance and results may be significantly impacted by certain risks and uncertainties including the ability of the parties to agree to settlement terms, approval of the settlement by the class and final court approval of the settlement as well as other risks and uncertainties set forth  in Coventry's filings with the Securities and Exchange Commission. Coventry undertakes no obligation to update or revise any forward-looking statements.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COVENTRY HEALTH CARE, INC.
By:	/s/ John J. Stelben
Name:	John J. Stelben
Title:	Interim Chief Financial Officer

Dated:	December 10, 2010